Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Yadkin Financial Corporation

Elkin, North Carolina

We consent to the use of our reports dated February 28, 2014, with respect to the consolidated financial statements of Yadkin Financial Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
April 29, 2014